Capital Alliance Income Trust Reports First Quarter 2008 Results

SAN FRANCISCO, CA -- 05/16/2008 -- Capital Alliance Income Trust Ltd. ("CAIT") (AMEX: CAA), a specialty lender organized as a real estate investment trust ("REIT"), filed its 10-Q on May 15, 2008 reporting net income of $9,268 ($0.02 basic and diluted per share) for the three months ended March 31, 2008, as compared to net loss of $136,996 (($0.36) basic and diluted) for the like period in 2007. Revenues were reported as $241,006 for the three months ending March 31, 2008 and $341,036 for the like period in 2007. Expenses were reported at $277,704 for the three months ending March 31, 2008 as compared to $474,850 for the like period in 2007.

Chairman and Chief Executive Officer, Richard J. Wrensen stated, "In this extremely difficult residential mortgage environment, we are pleased to report a profit. We also remain optimistic that the monetization of our mortgage loan portfolio will continue to occur without a material loss." The Company has previously noted that it expects to report a profit for the fiscal year ending December 31, 2008 and that it is seeking qualified REIT investment opportunities to enhance shareholder value.

About Capital Alliance Income Trust

CAIT is a specialty lender, organized as a REIT that has invested in high yielding, mortgage loans located primarily in California. Until 2007, CAIT was externally managed. Historically, only residential loans with a combined loan-to-value of 75% or less were originated for CAIT's mortgage investment portfolio. Due to the suspension of CAIT's mortgage banking business, unsold mortgages with a loan-to-value greater than 75% were transferred to CAIT and are currently part of CAIT's core portfolio. CAIT is actively examining strategic changes to its existing business model and investment policies to enhance shareholder value.

Safe Harbor Statement under the Securities Litigation Reform Act of 1995

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Capital Alliance Income Trust Ltd., San Francisco
Gregory Bronshvag
Vice President and Corporate Secretary
(415) 288-9595
IR@caitreit.com
www.caitreit.com